Exhibit 3.1

Certificate of Designations of Series A Convertible Preferred Stock

Article II of the Amended and Restarted Articles of Incorporation of AEGEA, INC. (the “Company”) is hereby amended through the addition of the following Section 3, Designation of Series A Convertible Preferred Stock:

WHEREAS, the Company’s authorized capital includes 1,000,000,000 shares of common stock, no par value per share, and 100,000,000 shares of preferred stock, which such shares of preferred stock are issuable to have such par value, classes and preferences as the Board of Directors of the Company may fix from time to time.

WHEREAS, the Company’s Board of Directors has authorized the creation of a series of shares of the Company’s preferred stock, consisting of 200,000 shares, which shall be designated as Series A Convertible Preferred Stock.

WHEREAS, the Company’s Board of Directors has authorized the creation of a series of shares of the Company’s preferred stock, consisting of 1,000 shares, which shall be designated as Series B Convertible Preferred Stock.

NOW, THEREFORE, the Company hereby creates of a series of shares of its preferred stock, consisting of 200,000 shares, which shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and a series of shares of its preferred stock, consisting of 1,000 shares, which shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The designations, rights and preferences of each of the Series A Preferred Stock and Series B Preferred Stock are as follows:

Section 3: Series A Convetible Preferred Stock

Section 3.1 Dividends. The holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable in cash on the Stated Value (which amount shall be $500.00 per share) of each share of Series A Preferred Stock at rate of 4.0% per annum  (the “Dividend Rate”). Dividends on the Series A Preferred Stock shall commence accruing on the date that this Series A Preferred Stock is issued and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable (a) in arrears on January 1, April 1, July 1, and October 1 (each, an “Dividend Date”) and (b) on each Conversion Date thereafter by inclusion in the applicable Conversion Amount (as defined below) (each, a “Dividend Date”). If a Dividend Date is a Business Day (as hereinafter defined), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. The term “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

Section 3.2          Conversion.

(a)  Computation of Conversion; Rate. Commencing at any time upon: (i) the seventh anniversary of the original issue date of Series A Preferred Stock or (ii) the date the beneficial holder obtains Permanent U.S. residency (the “Date of U.S. Residency”), , whichever occurs earliest the Holder is entitled to convert any whole number of shares of Series A Preferred Stock, plus the amount of any accrued but unpaid Dividends into shares of the Company’s Common Stock according to the following formula:

Stated Value + accrued and unpaid Dividends
Conversion Price

The Conversion Price as that term is used in the formula above shall be: $5.00.
No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(b) Mechanics of Conversion. The conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)        Holder’s Delivery Requirements. To convert Series A Preferred Stock into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit A** (the “Conversion Notice”) to the Company and (B) surrender to the Company the original certificates representing the Series A Preferred Stock being converted (the “Preferred Stock Certificates”).

(ii)       Company’s Response. Upon receipt by the Company of the Conversion Notice and Preferred Stock Certificates, the Company shall on or before the tenth (10th) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Series A Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than fifteen (15) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Series A Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Section 3.4           Stock Dividends.  If the Company, at any time while the Series A Preferred Stock is outstanding, shall pay a dividend in shares of, or make other distribution of shares of the Common Stock, then the Conversion Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

Section 3.5           Consolidation or Merger.  At any time while the Series A Preferred Stock remains outstanding, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series A Preferred Stock certificate providing that the Holder of the Series A Preferred Stock shall have the right to exercise such new Series A Preferred Stock (upon terms not less favorable to the holder than those then applicable to the Series A Preferred Stock) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Series A Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such consolidation, merger, sale or transfer by the Holder of one share of Common Stock issuable upon exercise of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such consolidation, merger, sale or transfer. Such new Series A Preferred Stock shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The provisions of this Section 3.5 shall similarly apply to successive consolidations, mergers, sales and transfers.

Section 3.6           Restrictions on Shares.  The Series A Preferred Stock has been issued by the Company pursuant to the exemption from registration under the Act.  The shares of Common Stock issuable upon conversion of the Series A Preferred Stock may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Each certificate shares of Common Stock issuable upon conversion of the Series A Preferred Stock that have not been so registered and that has not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS:

Section 3.7  Liquidation. In the event of a liquidation of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Common Stock of the Company of any class junior in rank to the Series A Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Stock as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Preferred Stock and Pari Passu Shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Series A Preferred Stock as having been converted into Common Stock pursuant to Section 3.3, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Series A Preferred Stock in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Company or its subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries taken as a whole, in a single transaction or series of transactions (a “Liquidation Event”) as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

IN WITNESS WHEREOF, the President of the Company has executed and submitted this instrument this ___ day of September, 2013.

Aegea, Inc.:

By:

Name:

Title:	President

EXHIBIT A

AEGEA, INC. CONVERSION NOTICE

Fax: (561) _________________

AEGEA, Inc.
772 U.S. Highway One, Suite 200
North Palm Beach, FL 33408
Attention: President

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of AEGEA, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, no par value per share (the “Preferred Shares”), of AEGEA, Inc., a Colorado corporation (the “Company”), indicated below into shares of Common Stock, no par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:_______________________________________________________

Number of Preferred Shares to be converted:_____________________________________

Stock certificate no(s). of Preferred Shares to be converted:__________________________

Tax ID Number (If applicable): _______________________________________________

Please confirm the following information:

Conversion Price:_________________________________________________________

Number of shares of Common Stock to be issued:_________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:	________________________________________

________________________________________
Address: _________________________________________

Telephone Number: _________________________________

Facsimile Number:__________________________________

Authorization:_____________________________________

By:____________________________
Title:___________________________

Dated: __________________________